EXHIBIT 99.2

[GRAPHIC APPEARS HERE]	news

595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
April 3, 2007	Traded: Nasdaq

Devcon International Corp. Files Form 12b-25 with

Securities and Exchange Commission

Boca Raton, FL, April 3, 2007— Devcon International Corp. (NASDAQ: DEVC), a leading regional electronic security services provider, announced today that it has filed with the Securities and Exchange Commission, a 12b-25 "Notification of Late Filing" requesting a 15 calendar day extension to file its Annual Report on Form 10-K for the period ended December 31, 2006.

The Company is not yet able to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 because it is experiencing delays in the collection and compilation of certain financial information required to be included in the Form 10-K, including, without limitation, information relating to a Forbearance Agreement executed with holders of a majority of the outstanding shares of the Registrant’s Series A Convertible Preferred Stock on March 30, 2007 and a review of the valuation and impairment of certain assets of the Company’s Construction Division in light of the previously disclosed consummation of the sale of most of the assets of the Construction Division.

The Company intends to file its 10K as soon as practical, but no later than the expiration of the prescribed 15 day period on April 16th, 2007.

In its Form 12b-25 filing, the Company disclosed among other matters that based on its financial statements:

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The Company currently expects revenues for its electronic security services segment to increase approximately $35.5 million for 2006. This increase is expected to be offset by a decrease of approximately $4.1 million in revenues in the Company’s Construction Division, which resulted primarily from decreases in both the number and size of construction contracts in the Bahamas and the US Virgin Islands.

•	Revenues for the Company’s Materials Division are expected to increase by approximately $2.6 million, due primarily to higher pricing for ready-mix cement on the island of Sint. Maarten.

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Gross profit is expected to increase due to growth in the Electronic Security and Materials Division, however, this will be offset by decreases in gross profit generated by the Construction Division, after giving effect to the discontinued operations of the U.S. Virgin Islands, Antigua and Puerto Rico operations.

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The Company anticipates an increase in operating expenses of approximately $53.5 million, or 50.7% of anticipated total revenues for the fiscal year ended December 31, 2006, compared to $28.8 million, or approximately 40.1% of total revenues for the comparable year in 2005. The anticipated increases in operating expenses are mainly a result of amortization of customer contract and customer relationship intangible assets related to electronic security services acquisitions, increased legal, accounting, and other advisory and consulting costs incurred with respect to such acquisitions and the sale of the Company¹s Construction and Materials operations. Additionally, included in the operating expenses for the fiscal year ended December 31, 2006 is an impairment charge of approximately $2.8 million related to the sale of most of the assets of the Construction Division on March 20, 2007.

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For the full year ended December 31, 2006, assuming total impairment charges of approximately $4 million, the Company anticipates recording a net loss from continuing operations of approximately $32.1 million, compared to a net loss of $15.4 million during the comparable period in 2005, an increase of approximately $16.7 million. The anticipated increases in net loss are mainly a result of additional interest expense of $18.2 million from the issuance and conversion of the $45 million note payable to preferred stock, and the increase in the revolving credit agreement, partially offset by $7.3 million of derivative income associated with the issuance of the $45 million note payable, and an increase in the operating loss within the Electronic Security Services division of $6.6 million.

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The Company also anticipates reporting that, during the years ended December 31, 2006 and 2005, the Company recognized income net of tax from discontinued operations of $0.3 million and $1.1 million, respectively, as a result of the U.S. Virgin Islands Sale, Antigua Sale and Puerto Rico Sale.

About Devcon International

Devcon has two operating divisions. The Security Division, (http://www.devcon-security.com) which provides electronic security services to commercial and residential customers in selected markets, is the eleventh largest security monitoring and alarm company in the U.S. and the second largest in Florida. The Materials Division, which represents a small portion of Devcon’s business, produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading "Item 1A—Risk Factors" in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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For More Information: Stan Smith (561) 955-7300 or SSmith@RPCP.com